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                                   EXHIBIT 11

                 Statement Re Computation of Per Share Earnings


                                OHM CORPORATION

                       COMPUTATION OF PER SHARE EARNINGS

                     (In Thousands, Except Per Share Data)



                                                                                     Years Ended December 31,
                                                                               1994             1993          1992
                                                                               ----             ----          ----
PRIMARY:

  Average Shares Outstanding                                                  15,582            12,261          12,051
         Net effect of dilutive stock  options and warrants--
            based on the treasury stock method                                     -               245               -
                                                                            ---------        ---------       ---------

                          Total                                               15,582            12,506          12,051
                                                                             =======            ======         =======

         Net Income (loss)                                                   ($7,616)           $4,407         ($4,269)
                                                                             =======            ======         =======

         Per Share Amount                                                    $ (0.49)           $ 0.35        $  (0.35)
                                                                             ========          =======         ========


FULLY DILUTED:

         Average Shares Outstanding                                           15,582            12,261          12,051
         Net effect of dilutive stock options and warrants--
                 based on the treasury stock method                               -        (1)     426   (2)         -     (1)
                                                                          ----------         ---------       ---------

                          Total                                               15,582            12,687          12,051
                                                                              ======            ======          ======

         Net Income (loss)                                                  ($7,616)            $4,407         ($4,269)
                                                                             =======            ======         =======

         Per Share Amount                                                   $  (0.49)          $  0.35       $   (0.35)
                                                                            ========           =======        ========

(1)      Fully dilutive effect of stock options and warrants on per share amounts for the year ended December 31, 1994 and 1992 were antidilutive.  Accordingly, fully diluted per share amounts were not presented in the Company's consolidated statements of operations.

(2)      Fully dilutive effect of stock options and warrants on per share amounts for the year ended December 31, 1993 has not been presented in the statement of operations since any reduction of less than 3% in the aggregate need not be considered as dilution.
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